Exhibit 99.1

HELLMAN & FRIEDMAN COMPLETES ACQUISITION OF FINANCIAL ENGINES

SUNNYVALE, Calif.— July 19, 2018— Financial Engines, Inc. (“Financial Engines”), America’s largest independent investment advisor1, and Hellman & Friedman, a leading private equity investment firm, today announced the successful completion of the acquisition of Financial Engines by funds affiliated with Hellman & Friedman. As part of the transaction, Financial Engines has been combined with Edelman Financial Services (“Edelman”), one of the nation’s largest independent financial planning and investment management firms. Hellman & Friedman owns a majority interest in Edelman. The acquisition was previously announced on April 30, 2018, and closed and became effective today.

Under the terms of the transaction, Financial Engines stockholders are entitled to receive $45.00 per share in cash. As a result of the completion of the acquisition, Financial Engines’ common stock ceased trading as of today on the NASDAQ Stock Market.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Financial Engines, and Wachtell, Lipton, Rosen & Katz provided legal counsel to Financial Engines. Morgan Stanley, J.P. Morgan, Barclays, Deutsche Bank Securities Inc., and UBS Investment Bank acted as financial advisors to Hellman & Friedman and Simpson Thacher & Bartlett LLP provided legal counsel to Hellman & Friedman and Edelman.

About Financial Engines

With roots in Silicon Valley, Financial Engines is the nation’s largest independent investment advisor2. We believe that all Americans – not just the wealthy – should have access to high-quality, unbiased financial help and our client’s best interests should always come first. Today, more than 750 of the nation’s most respected employers trust Financial Engines to offer professional financial help to over ten million employees nationwide.

For more information, visit www.financialengines.com.

About Edelman Financial Services

Edelman Financial Services is one of the nation’s largest independent financial planning firms providing financial planning and investment management services to over 35,000 individuals and families, and managing more than $21.7 billion in assets. Edelman Financial Services has won more than 100 financial, business, community and philanthropic awards, and offers an investment philosophy that puts clients first and delivers value through in-depth financial education, personalized financial plans and access to experienced financial planners.

For more information, visit www.EdelmanFinancial.com.

About Hellman & Friedman

Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York, and London. Since its founding in 1984, Hellman & Friedman, through its affiliated funds, has raised and managed over $35 billion of committed capital. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including financial services, software, business & information services, healthcare, internet & media, retail & consumer, and industrials and energy.

For more information on Hellman & Friedman, please visit www.hf.com.

[1]	For independence methodology and ranking, see InvestmentNews Center (http://data.investmentnews.com/ria/).
[2]	For independence methodology and ranking, see InvestmentNews Center (http://data.investmentnews.com/ria/).

©1998-2018 Financial Engines, Inc. (NASDAQ: FNGN) All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services provided by Financial Engines Advisors L.L.C. Financial Engines does not guarantee future results.

Media Contacts

Financial Engines

Investor Relations

IR@financialengines.com

408-498-6040

or

Media Relations

PRTeam@financialengines.com

408-498-6020

or

Hellman & Friedman

Abernathy MacGregor

Patrick Clifford

patrick.clifford@abmac.com

212-371-5999

or

Edelman Financial Services

Prosek Partners

Josette Robinson

Jrobinson@prosek.com

212-279-3115